UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

Jackson Hewitt Tax Service Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 3, 2007

Dear Fellow Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Jackson Hewitt Tax Service Inc. (the “Company”) which will be held at the Hanover Marriott located at 1401 Route 10 East, Whippany, NJ 07981, on Thursday, September 20, 2007 at 10:00 a.m., local time. We look forward to greeting as many of our stockholders as possible.

With this letter, we have enclosed our 2007 Annual Report, the Notice of Annual Meeting of Stockholders, the Proxy Statement and Proxy Card. These materials describe the business to be conducted at the Annual Meeting and provide other information concerning the Company of which you should be aware when you vote your shares.

Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the top portion of the card as your admission ticket. If your shares are held through an intermediary, such as a bank or broker, please follow the instructions under the About the Annual Meeting section of the Proxy Statement to obtain a ticket.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by signing and dating the enclosed proxy card and returning it by mail in the enclosed envelope. If you decide to attend the Annual Meeting and vote in person, you may then revoke your proxy.

On behalf of the Board of Directors and the employees of Jackson Hewitt Tax Service Inc., I would like to express my appreciation for your continued interest in the affairs of the Company.

Sincerely,

Michael D. Lister

Chairman of the Board and

Chief Executive Officer

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

to be held on September 20, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Jackson Hewitt Tax Service Inc. (the “Company”) will be held at the Hanover Marriott located at 1401 Route 10 East, Whippany, NJ 07981 on Thursday, September 20, 2007 at 10:00 a.m., local time. The meeting will be held to consider and vote upon the following matters:

1. To elect one director (nominee is Louis P. Salvatore) for a two-year term to serve as a Class II director until the 2009 Annual Meeting of Stockholders and until his successor is duly elected and qualified and to elect two directors (nominees are Michael D. Lister and Margaret Milner Richardson) for a three-year term to serve as Class III directors until the 2010 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s auditors for the fiscal year ending April 30, 2008; and

3. To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on July 25, 2007 as the record date for the meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

By Order of the Board of Directors

STEVEN L. BARNETT

Corporate Secretary

Dated: August 3, 2007

JACKSON HEWITT TAX SERVICE INC.

PROXY STATEMENT

Annual Meeting of Stockholders to

be held on Thursday, September 20, 2007

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Jackson Hewitt Tax Service Inc., a Delaware corporation (the “Company”), is soliciting your vote at the 2007 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the “Meeting”), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about August 3, 2007.

What will I be voting on?

You are voting on the following business at the Meeting:

•

The election of one director (nominee is Louis P. Salvatore) to serve as a Class II director for a two-year term until the 2009 Annual Meeting of Stockholders and until his successor is duly elected and qualified and the election of two directors (nominees are Michael D. Lister and Margaret Milner Richardson) to serve as Class III directors for a three-year term until the 2010 Annual Meeting of Stockholders and until their successors are duly elected and qualified; and

•	The ratification of the appointment of Deloitte & Touche LLP as the Company’s auditors for the fiscal year ending April 30, 2008.

How many votes do I have?

You will have one vote for every share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), you owned on July 25, 2007 (the “Record Date”).

How many votes can be cast by all stockholders?

30,153,295, consisting of one vote for each of the Company’s shares of Common Stock that were outstanding on the Record Date (net of shares held in treasury). There is no cumulative voting, and the holders of the Common Stock vote together as a single class.

How many votes must be present to hold the Meeting?

One-third of the outstanding shares of Common Stock entitled to vote at the Meeting as of the Record Date, or 10,051,099 votes, must be present, in person or by proxy, to constitute a quorum at the Meeting. Stockholders of record who are present at the Meeting, in person or by proxy, and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Meeting, will be included in the number of stockholders present at the Meeting for purposes of determining whether a quorum is present. Shares represented by broker non-votes will be counted in determining whether there is a quorum.

How many votes are required to elect directors and adopt the other proposal?

•

Directors are elected by the affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of directors. Under applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions and broker non-votes, if any, will have no effect on the outcome of the vote.

•

The proposal relating to the ratification of the appointment of auditors of the Company’s consolidated financial statements requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the vote for this proposal.

How do I vote?

You can vote by valid proxy received by mail. If voting by proxy, you should:

•	indicate your instructions on the proxy;

•	date and sign the proxy;

•	mail the proxy promptly in the enclosed envelope; and

•	allow sufficient time for the proxy to be received before the date of the Meeting.

Can I change my vote?

Yes. A proxy may be revoked at any time prior to the voting at the Meeting by submitting a later dated proxy, by giving timely written notice of such revocation to the Corporate Secretary of the Company at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054 or by attending the Meeting and voting in person. However, if you hold shares in “street name,” you may not vote these shares in person at the Meeting unless you bring with you a legal proxy from the stockholder of record.

What if I do not vote for some of the matters listed on my proxy card?

Shares of Common Stock represented by proxies received by the Company through the return of the enclosed proxy card, where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specification(s) so made.

If your proxy is properly executed but does not contain voting instructions, your shares will be voted:

•	“FOR” the election of all nominees for the Board of Directors; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company’s consolidated financial statements for the fiscal year ending April 30, 2008.

Could other matters be decided at the Meeting?

The Board of Directors does not intend to bring any matter before the Meeting other than those set forth above, and the Board is not aware of any matters that anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Do I need a ticket to attend the Meeting?

Yes. Attendance at the Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the top portion of the proxy card enclosed with the Proxy Statement is the admission ticket to the Meeting. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets in writing from

Investor Relations at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, NJ 07054, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them at the Meeting at the registration desk upon verifying their stock ownership as of the Record Date. In accordance with the Company’s security procedures, all persons attending the Meeting must present a picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Admission to the Meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company.

Has the Company’s Board of Directors made a recommendation regarding the matters to be acted upon at the Meeting?

The Company’s Board of Directors recommends that you vote “FOR” election of its three nominees for director, and “FOR” the ratification of the selection of Deloitte & Touche LLP as the auditors for the Company’s consolidated financial statements for the fiscal year ending April 30, 2008.

How can I access the Company’s proxy materials and annual report electronically?

A copy of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (“SEC”) for its latest fiscal year has been delivered with the proxy materials that have been mailed to you and is also available without charge at the Company’s website at www.jacksonhewitt.com or upon written request to Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED, AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

Who do I contact for help?

If you have any questions or need assistance in voting your shares, please contact the Company as follows:

Jackson Hewitt Tax Service Inc.

Attention: Investor Relations

3 Sylvan Way

Parsippany, NJ 07054

(973) 630-0821

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

General

The Board of Directors presently consists of six members. Directors serve in three classes with staggered three-year terms and until their successors are duly elected and qualified. In order that each class has one-third of the total number of directors constituting the entire Board of Directors, the Board of Directors has nominated a Class III director, Louis P. Salvatore, to stand for election at this Meeting for a two-year term. If elected, Mr. Salvatore will be classified by the Board of Directors as a Class II director and serve a two-year term ending at the 2009 Annual Meeting of Stockholders. The name and age of each Director, his or her position with the Company and the class and year in which such Director’s term expires are set forth below:

Name	Age	Position(s)	Class and Term Expires at the Annual Meeting Held in the Year
Michael D. Lister	53	Chairman of the Board and Chief Executive Officer	Class III, 2007
Ulysses L. Bridgeman, Jr.	53	Director	Class I, 2008
Rodman L. Drake	64	Director	Class I, 2008
Margaret Milner Richardson	64	Director	Class III, 2007
Louis P. Salvatore	60	Director	Class III, 2007
James C. Spira	64	Director	Class II, 2009

Biographical Information for the Nominees and Continuing Directors

At the Meeting, the stockholders will vote on the election of Mr. Salvatore to serve as a director for a two-year term ending at the 2009 Annual Meeting of Stockholders and until his successor is duly elected and qualified and on the election of Mr. Lister and Ms. Richardson to serve as directors for a three-year term ending at the 2010 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Certain additional information regarding the foregoing nominees, and each other continuing member of the Board of Directors is set forth below.

Michael D. Lister has served as our Chairman of the Board since March 2004 and as our Chief Executive Officer since September 2003. From September 2003 to April 2007, he also served as our President. From September 2001 to August 2003, he served as our President and Chief Operating Officer. From June 2001 to August 2001, he served as our Chief Operating Officer. From October 1999 to May 2001, he served as our Executive Vice President of Operations. Mr. Lister previously spent 24 years in the tax return preparation industry.

Ulysses L. Bridgeman, Jr. has served as our Director since June 2004. Since May 1988, Mr. Bridgeman has been the owner and president of Bridgeman Foods, Inc. in Louisville, Kentucky, which owns and operates 162 Wendy’s Old Fashioned Hamburger Restaurants in five states. Mr. Bridgeman serves on the board of directors of Fifth Third Bank, which files reports pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”).

Rodman L. Drake has served as our Director since June 2004. Since January 2002, Mr. Drake has been a managing director of Baringo Capital LLC, a private equity group he co-founded. From November 1997 to January 2002, Mr. Drake was president of Continuation Investments Group Inc., a private equity firm. Mr. Drake was a co-founder of KMR Power Corporation, a developer of independent power projects in Latin America and served as its co-chairman from 1994 to 1997. From 1991 to 1994, Mr. Drake was president of The Mandrake Group, a consulting company focused on strategy and organizational design. From 1969 to 1991, Mr. Drake was employed by Cresap, McCormick & Paget, an international management and strategy consulting firm, where he was managing director and chief executive officer from 1980 to 1990. Mr. Drake is chairman of the board of directors of Hyperion Total Return Fund, Inc. and Hyperion Strategic Mortgage Income Fund, Inc., and a director of The Student Loan Corporation, Celgene Corporation, Crystal River Capital, Inc. and Apex Silver Inc., each of which files reports pursuant to the Exchange Act. Mr. Drake also serves on the board of directors of several private companies.

Margaret Milner Richardson has served as our Director since June 2004. Since June 2003, Ms. Richardson has been a tax and business consultant. From 1997 to 2003, Ms. Richardson was a partner at Ernst & Young LLP, where she was the National Director of IRS Practice and Procedure and an advisor to the Foreign Investment Advisory Council in Russia. From 1993 to 1997, Ms. Richardson served as the Commissioner of the Internal Revenue Service. From 1977 to 1993, Ms. Richardson practiced tax law with Sutherland, Asbill and Brennan in Washington, D.C. Ms. Richardson was a member of the Internal Revenue Service Commissioner’s Advisory Group from 1988 to 1990 and chaired the group in 1990. Ms. Richardson serves on the board of directors of Legg Mason, Inc., which files reports pursuant to the Exchange Act.

Louis P. Salvatore has served as our Director since June 2004. Since September 2002, Mr. Salvatore has been the representative of one of the four board members of Arthur Andersen LLP. From September 1992 to August 2002, Mr. Salvatore was the managing partner of Arthur Andersen’s metropolitan New York offices, and from January 1998 to August 2002, he was the Northeast Region managing partner. From 1989 to January 2001, Mr. Salvatore was a member of the Andersen Worldwide S.C. Board of Partners and, from August 2000 to January 2001, he was Interim Managing Partner—Chief Executive Officer of Andersen Worldwide. Mr. Salvatore has worked for Arthur Andersen LLP for over 35 years. Mr. Salvatore is a director and chairman of the audit committees of Hyperion Strategic Mortgage Income Fund, Inc., Hyperion Total Return Fund, Inc. and Crystal River Capital, Inc., each of which files reports pursuant to the Exchange Act. Mr. Salvatore also serves on the boards of directors of several private companies.

James C. Spira has served as our Director since June 2004. Since October 2003, Mr. Spira has been chairman of Brulant, Inc., an information technology consulting firm. From August 2003 to September 2003, Mr. Spira pursued personal interests. From July 2000 to July 2003, Mr. Spira was president and chief operating officer of American Greetings Corporation, a creator, manufacturer and distributor of social expression products. From May 1999 to July 2000, Mr. Spira was chairman of AmericanGreetings.com. From July 1995 to May 1999, Mr. Spira was a managing partner of Diamond Cluster International, Inc., a global management consulting firm. Mr. Spira serves on the board of directors of Ciber Inc., which files reports pursuant to the Exchange Act. Mr. Spira also serves on the board of directors of several private companies.

Functions and Meetings of the Board of Directors

Statement on Corporate Governance

Overview. The Board of Directors has implemented corporate governance measures to substantiate the Board of Directors’ capacity to oversee the Company and to serve the long-term interests of all stockholders. The Company’s corporate governance guidelines, committee charters, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investor Relations—Corporate Governance” section of the Company’s website at www.jacksonhewitt.com or by writing to the Company at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations. The Board of Directors and each of the Committees of the Board of Directors periodically review and assess the adequacy of the Company’s overall corporate governance, corporate governance guidelines, committee charters and codes of conduct.

Director Independence. At least two-thirds of the Board will be comprised of directors who meet the criteria for independence required by the New York Stock Exchange (“NYSE”), provided, that less than two-thirds of the directors may be independent if such short-fall is the result of the death, resignation or retirement of an independent director (“Short-fall Period”). During any Short-fall Period, all future nominees to the Board, other than incumbent directors, will be independent. Under the NYSE standards, a Director is considered independent only if the Board of Directors “affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).” In July 2007, the Board undertook its annual review of director independence pursuant to NYSE Rule 303A.02(a). As a result of this review, the Board affirmatively determined that all of the non-employee Directors are independent under the NYSE standards. Mr. Lister, who is the Chief Executive Officer of the Company, was not deemed independent.

Presiding Director. The Presiding Director’s primary responsibilities include presiding over periodic executive sessions of the non-employee members of the Board of Directors, advising the Chairman of the Board and Committee chairs with respect to meeting agendas and information needs, providing advice with respect to the selection of Committee chairs and performing other duties that the Board may from time to time delegate to assist it in the fulfillment of its responsibilities. The non-employee members of the Board of Directors have designated Margaret Milner Richardson to serve in this position until the Company’s 2008 Annual Meeting of Stockholders or until a successor is duly elected and qualified.

Executive Sessions. The non-employee directors will meet in regular executive sessions without any members of the Company’s management present at least four times each year; at least one of those sessions will be held with only the independent directors present.

Communicating with the Board of Directors. Stockholders and other interested parties may send communications to the Company’s Board of Directors, the non-management directors, and/or the Presiding Director by writing to them at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054, Attention: Presiding Director, c/o the Corporate Secretary. The Presiding Director will review and distribute all communications received to the intended recipients and/or distribute to the full Board, as appropriate.

Codes of Conduct. The Board of Directors has adopted a code of conduct that applies to all officers and employees, including the Company’s principal executive officer and principal financial officer, and a code of conduct for Directors. Both codes of conduct are available at the “Investor Relations—Corporate Governance” section of the Company’s website at www.jacksonhewitt.com, or by writing to the Company at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations. The purpose of these codes of conduct is to promote honest and ethical conduct, including, among other things, the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its employees, officers and Directors.

Board Meetings

Directors are expected to attend Board meetings, meetings of committees on which they serve and meetings of stockholders absent exceptional cause, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The Board of Directors held twelve meetings and did not act by unanimous written consent during fiscal 2007. In fiscal 2007, all incumbent Directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served. All Directors attended the 2006 annual meeting of stockholders.

Committees of the Board

Audit Committee

The Audit Committee is comprised of Messrs. Salvatore (Chairperson) and Spira and Ms. Richardson. The Audit Committee oversees the accounting and financial reporting processes of the Company, as well as the audits of the consolidated financial statements of the Company. See “Report of Audit Committee” on page 27. The Board has determined that all members of the Audit Committee are independent directors and financially literate under the rules of the NYSE. The Board has determined that Mr. Salvatore qualifies as an “Audit Committee financial expert” as defined by the rules of the SEC, and, in addition to being independent under the rules of the NYSE, is independent within the meaning of applicable SEC rules. A copy of the Audit Committee charter can be found at the “Investor Relations—Corporate Governance” section of the Company’s website at www.jacksonhewitt.com, or may be obtained by contacting the Company’s Corporate Secretary at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054. The Audit Committee held eleven meetings in fiscal 2007.

Compensation Committee

The Compensation Committee is comprised of Messrs. Spira (Chairperson), Bridgeman and Drake. The Board of Directors has determined that each member of the Compensation Committee is an independent director under the rules of the NYSE. The Compensation Committee administers the Company’s equity compensation plans, reviews and determines the individual elements of total compensation for the Chief Executive Officer, reviews and administers all compensation arrangements for executive officers other than the Chief Executive Officer and establishes and reviews general policies relating to the compensation and benefits of the Company’s officers and employees. When appropriate, as permitted under applicable law and the listing standards of the NYSE, the Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee, the Board or members of management. A copy of the Compensation Committee charter can be found at the “Investor Relations—Corporate Governance” section of the Company’s website at www.jacksonhewitt.com, or may be obtained by contacting the Company’s Corporate Secretary at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054. The Compensation Committee held seven meetings in fiscal 2007.

Role of Compensation Consultants. Under its charter, the Compensation Committee has the sole authority to retain and terminate a compensation consultant to assist it in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms. In fiscal 2007, the Compensation Committee engaged Johnson Associates, Inc. (“Johnson Associates”) as its independent outside executive compensation consultant to advise the Compensation Committee on certain matters related to executive and director compensation including:

•	a compensation review of the Chief Executive Officer and other executive officer positions;

•	executive compensation trend data;

•	observations on the design of the Company’s short- and long-term incentive programs;

•	a peer group financial performance review and a named executive officer compensation market analysis of the peer companies; and

•	providing competitive compensation data on compensation paid to non-employee directors.

Johnson Associates does not provide any services to management of the Company.

The Compensation Committee considers the advice of Johnson Associates in connection with establishing the key components of the Company’s executive officer compensation arrangements, including executive officers’ base salaries and annual performance bonuses.

Role of Executive Officers. While the Compensation Committee is responsible for approving executive compensation related decisions, in formulating its decisions, the Compensation Committee will regularly seek information about the performance of the business, organization staffing requirements and the performance levels of executive officers from the Chief Executive Officer and, where appropriate, other officers of the Company. On an annual basis, the Chief Executive Officer and the Senior Vice President—Human Resources review the salaries paid to executive officers, other than the Chief Executive Officer, based upon the nature of the position and the contribution, experience and tenure of the executive officer and based upon economic factors, peer company data and personal achievements. The Chief Executive Officer, with the assistance of the Senior Vice President—Human Resources, also assesses the other executive officers’ performance for purposes of determining those executive officers annual performance bonus and awarding long-term equity incentive awards. The Chief Executive Officer then makes recommendations to the Compensation Committee for compensation for these executive officers. The Compensation Committee reviews the Chief Executive Officer’s recommendations and determines compensation levels for these executive officers. Compensation levels for the Chief Executive Officer are determined by the Board of Directors.

Corporate Governance Committee

The Corporate Governance Committee is comprised of Ms. Richardson (Chairperson) and Messrs. Bridgeman and Drake. The Board of Directors has determined that each member of the Corporate Governance Committee qualifies as an independent director under the rules of the NYSE. The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board appropriate director nominee candidates and providing oversight with respect to corporate governance matters. A copy of the Corporate Governance Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.jacksonhewitt.com, or may be obtained by contacting the Company’s Corporate Secretary at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054. The Corporate Governance Committee held four meetings in fiscal 2007.

Director Nomination Procedures. The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors. It seeks to ensure that at least two-thirds of the directors are independent under the rules of the NYSE, that all members of the Company’s Audit Committee meet the independence and the financial literacy requirements under the rules of the NYSE and that at least one of them qualifies as an “Audit Committee financial expert” under the rules of the SEC and that all members of the Compensation Committee and the Corporate Governance Committee meet the independence requirements of the NYSE. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties.

The Corporate Governance Committee will consider written proposals from stockholders for nominees for director. In considering candidates submitted by stockholders, the Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. Any such nominations should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary of the Company at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054, and should include the following: (a) the name of the stockholder and evidence of the person’s ownership of the Company’s Common Stock, including the number of shares owned and the length of time of ownership; and (b) the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Corporate Governance Committee and nominated by the Board. The written proposal should be submitted in the time frame described in the By-laws of the Company and under the heading “Stockholder Proposals for 2008 Annual Meeting” on page 31.

The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board and, if the Corporate Governance Committee deems appropriate, a third-party search firm. These candidates are evaluated by the Corporate Governance Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. Qualified nominees are interviewed by at least one member of the Corporate Governance Committee. Using the input from such interview and other information obtained by it, the Corporate Governance Committee evaluates whether such prospective candidate is qualified to serve as a director and whether the committee should recommend to the Board that the Board nominate this prospective candidate or elect such candidate to fill a vacancy on the Board. Candidates recommended by the Corporate Governance Committee are presented to the Board for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy.

The Corporate Governance Committee expects that a similar evaluation process will be used to evaluate nominees for directors recommended by stockholders. However, to date, the Company has not received any stockholder proposal to nominate a director.

Related Person Transactions

The Company has adopted a written policy requiring that the Audit Committee review and approve or ratify any transaction between the Company and any related person that is required to be disclosed. For purposes of this practice, the terms “transaction” and “related persons” have the meaning contained in Item 404 of the SEC’s Regulation S-K.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Spira (Chairman), Bridgeman and Drake, none of whom were officers or employees of the Company or any of the Company’s subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K during fiscal 2007 or before.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Table

The information set forth in the following table is furnished as of June 29, 2007 as to those shares of the Company’s Common Stock beneficially owned by (i) each stockholder who is known by the Company based on filings made under Section 13(d) and Section 13(g) of the Exchange Act to own beneficially more than 5% of the Company’s Common Stock, (ii) each of its Directors and each of its executive officers and (iii) all Directors and executive officers as a group. Applicable percentage ownership is based on 31,808,106 shares of Common Stock outstanding as of June 29, 2007 which includes: (a) shares of Common Stock outstanding (net of shares held in treasury), (b) shares of Common Stock subject to options that are exercisable, (c) shares of Common Stock subject to options that will become exercisable within 60 days of June 29, 2007 and (d) outstanding restricted stock units (“RSUs”).

Name	Amount and Nature of Beneficial Ownership	Percent of Common Stock Owned
Principal Stockholders:
AMVESCAP PLC (1)	4,794,731	15.07%
Ziff Asset Management (2)	2,499,344	7.86%
Directors and Executive Officers (3)(4):
Michael D. Lister	736,179	2.31%
Steven L. Barnett	89,139	*
Ulysses L. Bridgeman, Jr.	8,545	*
Rodman L. Drake	12,038	*
Mark L. Heimbouch	113,155	*
Margaret Milner Richardson	9,755	*
Louis P. Salvatore	13,038	*
James C. Spira	12,473	*
Michael C. Yerington	10,056	*

Directors and Executive Officers as a group (9 persons)	1,004,378	3.16%

(1)	Reflects beneficial ownership of 4,794,731 shares of Common Stock by AMVESCAP PLC (“AMVESCAP”) and its subsidiaries AIM Advisors, Inc. (“AIM Advisors”), AIM Capital Management, Inc. (“AIM Capital”), AIM Funds Management Inc. (“AIM Funds”), Atlantic Trust Company, N.A. (“Atlantic Trust”), PowerShares Capital Management LLC (“PowerShares”) and Stein Roe Investment Counsel, Inc. (“Stein Roe” and, collectively, the “AIM Group”), as derived solely from information reported in a Schedule 13G under the Exchange Act filed by the AIM Group with the SEC on May 10, 2007. Such Schedule 13G indicates that sole voting power and sole dispositive power is held over 352,260 shares by AIM Advisors, 163,821 shares by AIM Capital, 4,036,553 by AIM Funds, 148,236 by Atlantic Trust, 2,650 by PowerShares and 91,211 by Stein Roe. The principal business address for the AIM Group is 30 Finsbury Square, London EC2A 1AG, England. Percent of Common Stock Owned is based on the assumption that the AIM Group held 4,794,731 shares of Common Stock as of June 29, 2007.
(2)	Reflects beneficial ownership of 2,499,344 shares of Common Stock by Ziff Asset Management, L.P., PBK Holdings, Inc., Philip B. Korsant and ZBI Equities, L.L.C. (collectively, the “ZAM Group”), as derived solely from information reported in a Schedule 13G under the Exchange Act filed by the ZAM Group with the SEC on February 12, 2007. Such Schedule 13G indicates that the ZAM Group has shared voting power and shared dispositive power over all 2,499,344 shares. The principal business address for the ZAM Group is 283 Greenwich Avenue, Greenwich, CT 06830. Percent of Common Stock Owned is based on the assumption that the ZAM Group held 2,499,344 shares of Common Stock as of June 29, 2007.
(3)	Shares beneficially owned by Messrs. Lister, Yerington, Heimbouch and Barnett include shares of Common Stock subject to options that are exercisable or that will become exercisable within 60 days of June 29, 2007: Mr. Lister, 702,234; Mr. Yerington, 10,056; Mr. Heimbouch, 106,499; and Mr. Barnett, 84,639.

(4)	Shares beneficially owned by non-employee directors include RSUs granted under the Jackson Hewitt Tax Service Inc. Amended and Restated 2004 Equity and Incentive Plan, as may be amended from time to time: Mr. Bridgeman, 7,045; Mr. Drake, 11,038; Ms. Richardson, 9,255; Mr. Salvatore, 11,038; and Mr. Spira, 7,473. Each RSU is payable in one share of Common Stock within 60 days immediately following such Director’s retirement or separation of service from the Board of Directors for any reason.
*	Shares beneficially owned by such Director or executive officer comprise less than one percent (1%) of the Company’s Common Stock outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, Directors and greater than ten percent beneficial owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers, Directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 2007.

EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. All executive officers are appointed at a meeting of the Board of Directors. Each executive officer is appointed by the Board to hold office until his or her successor is duly appointed and qualified.

Name	Age	Position
Michael D. Lister	53	Chairman of the Board of Directors and Chief Executive Officer
Michael C. Yerington	58	President and Chief Operating Officer
Mark L. Heimbouch	42	Executive Vice President, Chief Financial Officer and Treasurer
Steven L. Barnett	42	Executive Vice President, General Counsel and Corporate Secretary

Biographical information for Mr. Lister, who also serves as a Director, is set forth under the heading “Board of Directors—Biographical Information for the Nominees and Continuing Directors” on page 4. Biographical information concerning all other executive officers is set forth below.

Michael C. Yerington has served as our President and Chief Operating Officer since May 2007. From July 2006 to April 2007, Mr. Yerington served as our Executive Vice President and Chief Operating Officer. From August 2005 to June 2006, Mr. Yerington pursued personal interests. From June 2003 to July 2005, Mr. Yerington was President of Global Business Development of Western Union Financial Services, Inc., a money transfer services company. From January 2001 to June 2003, Mr. Yerington served as President of Western Union N.A. During this period of employment with Western Union, Mr. Yerington also held the position of Senior Vice President with Western Union’s parent company, First Data Corp., a global provider of electronic commerce and payment solutions for businesses and consumers.

Mark L. Heimbouch has served as our Executive Vice President, Chief Financial Officer and Treasurer since July 2005. Mr. Heimbouch served as the Company’s Senior Vice President, Chief Financial Officer and Treasurer from June 2004 to July 2005. From May 2003 to June 2004, Mr. Heimbouch served as the Company’s Senior Vice President and Chief Financial Officer. From June 2004 to August 2006, Mr. Heimbouch served as a Director of the Company. From January 2003 to April 2003, Mr. Heimbouch pursued private investment activities. From August 2000 to December 2002, Mr. Heimbouch served as Chief Financial Officer of Teranex Inc., a digital media solutions provider. From May 1999 to August 2000, Mr. Heimbouch served as Chief Financial Officer of Duro Communications, Inc., an internet data provider.

Steven L. Barnett has served as our Executive Vice President, General Counsel and Corporate Secretary since July 2005. From May 2004 to July 2005, Mr. Barnett served as the Company’s Senior Vice President, General Counsel and Corporate Secretary. From May 2003 to May 2004, Mr. Barnett served as Executive Vice President, General Counsel and Secretary of Paragon Financial Corporation, a specialty mortgage finance company. Mr. Barnett was a consultant to Paragon Financial Corporation from December 2002 to April 2003. From September 2002 to November 2002, Mr. Barnett pursued personal interests. From June 2002 to August 2002, Mr. Barnett provided transitional consulting services to NRT Incorporated, the nation’s largest residential real estate brokerage company, in connection with the sale of the company. From April 1998 to May 2002, Mr. Barnett was Executive Vice President, General Counsel and Secretary of NRT Incorporated.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Officer Compensation Philosophy

The Company’s executive officer compensation philosophy is to deliver compensation in ways that support the following three primary business objectives:

•	aligning the interests of executive officers with the long-term interests of stockholders;

•	providing competitive levels of compensation which are conditioned on the attainment of specified performance targets; and

•	attracting, motivating and retaining the highest level of executive officer talent for the benefit of stockholders.

To further these objectives, the Company’s executive compensation arrangements consist of both cash and stock-based compensation. As described more fully under the heading “Committees of the Board—Compensation Committee” on page 7, the Compensation Committee of the Board of Directors is responsible for administering the Company’s executive officer compensation policies and programs. For a discussion of the Compensation Committee’s use of consultants and the role of executive officers in determining or recommending the amount or form of executive officer and director compensation, see “Committees of the Board—Compensation Committee—Role of Compensation Consultants” on page 7 and “Committees of the Board—Compensation Committee—Role of Executive Officers” on page 7, respectively.

The Compensation Committee has determined that using employment agreements is in the best interests of the Company insofar as these agreements permit the Company to achieve its desired goals of retaining the best possible executive officer talent and obtaining post employment confidentiality, non-competition, non-disparagement and non-solicitation covenants from the executive officers. Each of the executive officers is employed by the Company pursuant to written agreements of employment. The current agreements with Messrs. Lister, Heimbouch and Barnett were effective as of July 20, 2006, and the current agreement with Mr. Yerington was effective as of August 8, 2006. Each employment agreement has an initial term of three years with an automatic extension of successive one-year terms. Mr. Lister’s employment agreement provides that he will continue to serve as a member of the Board of Directors while he is employed by the Company, subject to re-election, the Company will continue to re-nominate him for election to the Board of Directors while he is employed by the Company and that he will continue to serve as Chairman of the Board of Directors at all times that he serves as a member of the Board.

Components of Executive Officer Compensation

The principal elements of the Company’s executive officer compensation arrangements include base salary, annual performance bonuses, long-term equity incentive awards, retirement and severance benefits, and other benefits, including certain perquisites. The Company’s executives also participate in certain other benefits, such as general health, life, and disability insurance plans, most of which are available to all salaried employees. The base salary reflects the value the executive officer brings to the Company on a day-to-day basis. The annual performance bonuses are designed to reward achievements during a given year, and the long-term equity incentive awards serve to drive performance that reflects stockholder interests, provide rewards commensurate with investor returns, and better attract and retain top talent. Retirement and severance benefits provide some measure of financial security. Other benefits, including perquisites, are designed to attract and retain talented employees. The Compensation Committee determines the appropriate mix of these elements based on job responsibilities, competitive market considerations, and performance and talent assessments. Although the Compensation Committee has not established specific ratios for each of the compensation elements, it strives to maintain a reasonable and competitive balance between the fixed and variable components.

Base Salary. The Company provides base salaries to executive officers to attract and retain talent, provide competitive compensation for the performance of the executive officer’s basic job duties, and recognize individual contributions to the Company’s financial performance. Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or change in job responsibility. During its review of base salaries for executive officers, the Compensation Committee primarily considers market data provided by compensation consultants, an internal review of the executive officers’ compensation, both individually and relative to other executive officers, and the individual performance of the executive officer. Merit based increases to salaries of executive officers other than the Chief Executive Officer are based on an assessment of the individual’s performance by the Compensation Committee, the Chief Executive Officer and the Senior Vice President—Human Resources. The Chief Executive Officer’s performance is evaluated by the Board of Directors. Base salary ranges for executive officers are determined based on the individual’s position and responsibility and by using market data, subject to each executive officers’ employment agreement as discussed under the heading “Employment Agreements” on page 19.

As of May 1, 2007, base salaries for Messrs. Lister, Heimbouch and Barnett were increased to $457,600, $334,400 and $318,725, respectively, after a review of individual contributions and consistent with general market adjustments. In May 2007, Mr. Yerington was promoted to President of the Company. In connection with such promotion, as of May 1, 2007, Mr. Yerington’s base salary was increased to $400,000.

Annual Performance Bonuses. The Company provides an annual performance bonus opportunity to executive officers to promote high performance and achievement of corporate goals by executive officers and encourage the growth of stockholder value. Annual performance bonuses are awarded pursuant to the Jackson Hewitt Tax Service Inc. Amended and Restated 2004 Equity and Incentive Plan (the “Equity and Incentive Plan”), which was approved by the Company’s stockholders at the 2006 annual meeting of stockholders. The Equity and Incentive Plan gives the Compensation Committee the latitude to design cash and stock-based incentive compensation programs based on the attainment of certain performance goals. The establishment of these performance goals communicates to executive officers the key accomplishments the Compensation Committee wishes to reward and ensures that overall executive officer compensation correlates with the Company’s goals. Historically, the Compensation Committee has issued cash awards to executive officers for annual performance bonuses.

Annual performance bonus targets are based on a percentage of each executive officer’s base salary as set in each executive officer’s employment agreement as may be adjusted from time to time. In fiscal 2007, the target payout levels as a percentage of base salary for Messrs. Lister, Yerington, Heimbouch and Barnett were 150%, 75%, 75% and 75%, respectively. For fiscal 2008, the target payout level for Mr. Yerington was increased to 120% in connection with his promotion to President and the target payout levels for Messrs. Heimbouch and Barnett were increased to 80%. Each employment agreement also provides that the executive officer must be provided with an annual bonus opportunity of not less than 200% of target bonus. Bonus payments are subject to the approval of the Compensation Committee. The bonus for Mr. Lister is based solely on attainment of Company performance targets while the bonus for the other executive officers is based on attainment of Company performance targets and individual performance goals. Performance is measured against pre-established performance goals and the executive officer’s individual performance determined by the Chief Executive Officer. Under the Equity and Incentive Plan, the Compensation Committee, in its sole discretion, may also award discretionary performance bonuses based upon the achievement of annual individual and Company-wide goals.

The fiscal year 2007 annual performance bonus awards were based upon the Company’s performance during fiscal 2007 measured by defined net income levels. This metric was selected to motivate the executive officers to achieve profitable business growth consistent with the Company’s long-term financial objectives. The annual performance bonus ranges set by the Compensation Committee are intended to be moderately difficult to achieve. For fiscal year 2007, annual performance bonuses were significantly less than the target level due to the Company’s net income being below pre-established levels. In contrast, in fiscal year 2006, annual performance bonuses were significantly above the target level due to the Company’s net income exceeding pre-established levels. In July 2007, the Compensation Committee approved net income as the performance goal for fiscal year 2008.

Long-Term Equity Incentive Awards. The Company offers long-term equity incentive awards to executive officers to reward them for the Company’s performance over a period of time and to better attract and retain top talent. This long-term incentive program is structured to align the financial interests of the executive officers with those of the stockholders. The Compensation Committee believes that equity-based compensation ensures that the executive officers have a continuing stake in the long-term success of the Company. Long-term equity incentive awards are granted pursuant to the Equity and Incentive Plan which provides for, among other things, stock options, restricted stock, RSUs, stock appreciation rights and other equity based awards. Eligibility for equity awards, the number of shares underlying each award and the terms and conditions of each award is determined by the Compensation Committee after input from the Human Resources department and Chief Executive Officer.

The fiscal year 2007 long-term equity incentive awards consisted solely of stock options. Awarding stock options is designed to promote the growth of the Company’s stock price by offering executive officers a financial stake in the Company as well as promoting the interests of the Company and its stockholders through the attraction and retention of experienced and capable leaders. The Compensation Committee believes that executive officers having a financial stake in the Company will be motivated to put forth sustained effort on behalf of the Company’s other stockholders to support the continuous growth of the Company’s stock price. Stock option award levels may vary based on market data, vary among executive officers based on their positions within the Company and are generally granted at a Compensation Committee meeting held within sixty days after the end of the fiscal year.

On May 23, 2007, the Compensation Committee granted Messrs. Lister, Yerington, Heimbouch and Barnett stock options for 78,918 shares, 67,644 shares, 39,459 shares and 39,459 shares, respectively. The exercise price of these stock options is $29.51, which was the NYSE closing price of the Company’s Common Stock on the date of the grant, and the stock options will become exercisable with respect to 20% of the shares on each of the first five anniversaries of the date of grant, subject to continued employment on the vesting date. The stock options will expire on May 23, 2017.

Retirement Benefits. The Company offers a 401(k) plan and non-qualified deferred compensation plan to executive officers to provide an element of security in the executive officers’ post-retirement years. The Company’s 401(k) plan allows executive officers to defer a portion of their compensation and provides a match of up to 6% of an executive officer’s contribution, subject to Internal Revenue Service regulations. The executive officers are also entitled to participate in the Company’s Nonqualified Deferred Compensation Plan. Pursuant to the Nonqualified Deferred Compensation Plan, executive officers can defer up to 100% of their annual performance bonus, and the Company matches 100% of the first 8% of an executive officer’s contribution. The Nonqualified Deferred Compensation Plan is discussed in further detail under the heading “Nonqualified Deferred Compensation in Fiscal 2007” on page 22. The Company’s matching contributions to the 401(k) plan and the Nonqualified Deferred Compensation Plan are included in the All Other Compensation Column in the Summary Compensation Table on page 18. The Company believes that offering these retirement benefits to its executive officers keeps it competitive in the market for qualified senior-level executive talent.

Severance Benefits. The Company provides severance benefits to executive officers as a retention incentive and to ensure that in a potential change-in-control situation that could benefit the Company’s stockholders, members of the Company’s management are personally indifferent to the outcome of the transaction and work to secure the best possible outcome for the Company’s stockholders. The Compensation Committee has approved the elements of the severance benefits because the Compensation Committee believes that these elements are customary components of competitive severance programs. The severance and change-in-control payments due to executive officers are described under the heading “Potential Payments Upon Termination or Change in Control” on page 23.

Other Benefits. The Company provides executive officers with other benefits, including certain perquisites, reflected in the All Other Compensation Column in the Summary Compensation Table on page 18, that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Company believes that these benefits generally allow the executive officers to work more efficiently. The costs of these benefits constitute only a small percentage of each executive officer’s total compensation and include Company matching contributions to the Nonqualified Deferred Compensation Plan and the Jackson Hewitt Employee Savings Plan as well as premiums paid on group term life insurance policies. The Company also offers certain perquisites and other personal benefits to executive officers consisting of car for commutation and other personal transportation with an associated tax gross-up, financial planning and related services, and reimbursement for the cost of spouse’s travel to attend certain Company functions with an associated tax gross-up. The Compensation Committee periodically reviews the levels of these benefits and it tries to structure these benefits to be competitive with the market.

Benchmarking

The Company uses a peer group of companies as a reference for determining competitive total compensation packages. The Compensation Committee, with the assistance of Johnson Associates, established this peer group in 2006 and periodically reviews its members to ensure that it is still pertinent for comparison purposes. Currently, the peer group consists of the following companies: H&R Block Inc., Intuit Inc., Panera Bread Company, Sonic Corp., Cash America International Inc., CBIZ, Inc., MoneyGram International, Inc., Educate, Inc., Dollar Financial Corp., ACE Cash Express, Inc., EZCORP, Inc., World Acceptance Corp., First Cash Financial Services, Inc. and The Princeton Review, Inc.

The companies in the peer group have median revenue comparable to the Company’s revenue, a franchise business model, and/or a related customer base with similar product needs. For fiscal 2007, the Company chose the high-end of the comparator group as a reference point with respect to total compensation. Typically, the Compensation Committee first obtains target total compensation for each executive officer position in order to gain insights and understanding of current market practice. A compensation consultant from Johnson Associates assisted the Compensation Committee in gathering and analyzing the data. This market information is used to aid the Compensation Committee in establishing internal pay ranges for each executive officer. The Compensation Committee then evaluates current internal levels of pay against these benchmarks, internal equity considerations, and financial affordability to construct total compensation ranges that reflect competitive practice and allow for differentiation in levels of pay with respect to individual performance.

Stock Option Grant Practices

While the Company’s Equity and Incentive Plan does not specify when stock options are to be granted, stock options have generally been granted at a Compensation Committee meeting held within sixty days after the end of the fiscal year. It is the practice of the Compensation Committee to grant stock options after the public release of any material information. In addition, in the event a new officer is hired during the year, a grant may be made at the time of his or her commencement of employment. Stock options are awarded at the NYSE closing price of the Company’s Common Stock on the date of the grant. Historically, stock options became exercisable with respect to 25% of the shares on each of the first four anniversaries of the date of the grant and expire on the ten year anniversary of the grant date, subject to continued employment on the vesting date. However, at its May 2007 meeting, the Compensation Committee decided that, commencing with the stock options granted in May 2007, all stock options would become exercisable with respect to 20% of the shares on each of the first five anniversaries of the date of the grant. The Compensation Committee sets the total size of the stock option pool available and then, with input from the Chief Executive Officer, evaluates potential grant recipients on a number of factors, including Company performance, individual performance, expected future contributions to the growth and development of the Company, the value of past awards, and the competitiveness of grants relative to the peer companies.

Accounting and Tax Considerations

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code (the “Code”) limits the deduction for federal income tax purposes of certain compensation paid by any publicly held corporation to its chief executive officer and its four other highest compensated officers to $1.0 million per executive officer (the “$1.0 million cap”). The $1.0 million cap does not apply to “performance-based” compensation as defined under Section 162(m). The Equity and Incentive Plan qualifies as a “performance-based” plan that is not subject to the $1.0 million cap. The Company believes that it is in the Company’s and stockholders’ best interests to maximize tax deductibility when appropriate and consistent with stockholder interests. The Compensation Committee may recommend for Board of Directors approval non-deductible compensation when it believes that such awards are in the best interest of the stockholders, balancing tax efficiency with long-term strategic objectives.

Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. On April 10, 2007, the Treasury Department and Internal Revenue Service issued final regulations which do not become effective until January 1, 2008. The Company believes it is currently operating in good-faith compliance with the statutory provisions which were effective January 1, 2005. The Company’s Nonqualified Deferred Compensation Plan is discussed in further detail under the heading “Nonqualified Deferred Compensation in Fiscal 2007” on page 22.

Accounting for Stock-Based Compensation. On January 1, 2003, the Company (in conjunction with the adoption by Cendant Corporation (“Cendant”), the Company’s former parent) had adopted the fair value method of accounting for stock-based compensation provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and the transitional provisions of SFAS No. 148, “Accounting for Stock-Based Compensation–Transition and Disclosure.” Additionally, on May 1, 2006, the Company adopted the provisions of SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which replaced SFAS No. 123, superseded APB No. 25, “Accounting for Stock Issued to Employees” and related interpretations and amended SFAS No. 95, “Statement of Cash Flows.” Upon adoption of SFAS No. 123R, the Company began recognizing stock-based compensation net of estimated forfeitures upon the issuance of the stock option. Previously, the Company recognized the related benefit upon forfeiture of the award for periods prior to fiscal 2007.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

James C. Spira, Chairman

Ulysses L. Bridgeman, Jr.

Rodman L. Drake

Summary Compensation Table

The table below summarizes the total compensation earned by each of the Company’s executive officers for the fiscal year ended April 30, 2007.

Name and Principal Positions	Fiscal Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Michael D. Lister, Chairman of the Board and Chief Executive Officer	2007	440,000	1,271,251	330,000	86,131	2,127,382
Michael C. Yerington, President and Chief Operating Officer(4)	2007	269,231	95,833	131,250	189,852	686,165
Mark L. Heimbouch, Executive Vice President, Chief Financial Officer and Treasurer	2007	320,000	341,668	120,000	45,521	827,190
Steven L. Barnett, Executive Vice President, General Counsel and Corporate Secretary	2007	305,000	304,168	114,375	51,961	775,504

(1)	The amounts reported represent the dollar amount recognized with respect to each of the executive officers as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with SFAS No. 123R in fiscal 2007. The amounts include amounts attributable to awards granted during and before fiscal 2007. Assumptions made in the calculation of these amounts are included in Note 13 to the Company’s audited consolidated financial statements for the fiscal year ended April 30, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on June 29, 2007.
(2)	The amounts reported represent the annual performance bonus earned by each executive officer for fiscal 2007 under the Company’s Equity and Incentive Plan. Such amounts were paid in June 2007.
(3)	The amounts reported include the following: (a) perquisites and other personal benefits for (i) Mr. Lister consisting of $16,853 for a car for commutation and other personal transportation, $5,456 for reimbursement for travel by spouse and $10,000 for financial planning and related services; (ii) Mr. Yerington consisting of $1,770 for a car for commutation and other personal transportation, $3,189 for reimbursement for travel by spouse and $95,646 for reimbursement of relocation expenses; (iii) Mr. Heimbouch consisting of $9,975 for a car for commutation and other personal transportation and $7,500 for financial planning and related services; and (iv) Mr. Barnett consisting of $11,800 for a car for commutation and other personal transportation, $1,594 for reimbursement for travel by spouse and $7,500 for financial planning and related services; (b) matching contributions to the Company’s Nonqualified Deferred Compensation Plan for Messrs. Lister, Yerington, Heimbouch, and Barnett, respectively, of $26,400, $10,500, $9,600, and $9,150; (c) matching contributions to the Jackson Hewitt Employee Savings Plan for Messrs. Lister, Yerington, Heimbouch and Barnett, respectively, of $13,939, $9,481, $12,210 and $13,754; (d) tax gross-ups for car for commutation and other personal transportation for Messrs. Lister, Yerington, Heimbouch, and Barnett, respectively, of $9,624, $1,016, $5,697 and $6,739; (e) tax gross-ups for travel by the spouses of Messrs. Lister, Yerington and Barnett, respectively, of $3,116, $1,603, and $910; and (f) tax gross-up for relocation expense for Mr. Yerington of $66,374.

Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company. The Company calculates the aggregate incremental cost to the Company for cars for commutation and other personal transportation as the cost of mileage for personal use of the car multiplied by the Internal Revenue Service standard mileage rate. Executives are taxed on the imputed income attributable to personal use of Company cars and receive tax assistance from the Company with respect to these amounts. The Company values the benefit for travel by spouse based on the cost to the Company of airfare tickets and the benefit for financial planning and related services based on either the actual charge for services provided by the Company approved financial planner or the cost to the Company of a stipend to executive officers to select their own service providers. The Company values the benefit for relocation expenses based on the cost to the Company, including the cost of personalized assistance with the Company’s relocation provider, assistance in the sale of the executive officer’s current residence, movement of all household goods and assistance in the purchase of the executive officer’s new home.

(4)	Mr. Yerington commenced employment with the Company on July 24, 2006. The amount reported in the salary column represents a pro-rata portion of his $350,000 annual base salary based on the number of days Mr. Yerington was employed by the Company during fiscal 2007. The amount reported in the non-equity incentive compensation plan column was not pro-rated.

Grants of Plan-Based Awards in Fiscal 2007

The table below provides information about plan-based equity awards granted to the executive officers in fiscal 2007 and plan-based non-equity awards earned in fiscal 2007.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Option Awards ($) (2)
			Threshold ($)	Target ($)	Maximum ($)
Michael D. Lister	05/25/06	05/25/06	—	—	—	131,234	32.59	1,500,005
			330,000	660,000	1,320,000	—	—	—
Michael C. Yerington(3)	07/24/06	07/11/06	—	—	—	40,225	34.91	499,997
			131,250	262,500	525,000	—	—	—
Mark L. Heimbouch	05/25/06	05/25/06	—	—	—	43,745	32.59	500,005
			120,000	240,000	480,000	—	—	—
Steven L. Barnett	05/25/06	05/25/06	—	—	—	43,745	32.59	500,005
			114,375	228,750	457,500	—	—	—

(1)	Represents the potential payout range for annual performance bonuses under the Equity and Incentive Plan. Pursuant to each executive officer’s employment agreement, the target payout levels as a percentage of base salary for Messrs. Lister, Yerington, Heimbouch, and Barnett are at least 150%, 75%, 75% and 75%, respectively. For fiscal 2008, the target payout level for Mr. Yerington was increased to 120% in connection with his promotion to President and the target payout levels for Messrs. Heimbouch and Barnett were increased to 80%. Each employment agreement also provides that the executive officer must be provided with an annual bonus opportunity of not less than 200% of target bonus. See “Compensation Discussion and Analysis—Components of Executive Officer Compensation—Annual Performance Bonuses” on page 14 for additional information. The final amounts earned for fiscal 2007 can be found in the Summary Compensation Table on page 18 in the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	Assumptions made in the calculation of these amounts are included in Note 13 to the Company’s audited consolidated financial statements for the fiscal year ended April 30, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on June 29, 2007.
(3)	The stock option grant for Mr. Yerington, along with the other terms of his compensation, was approved by the Compensation Committee at its regularly scheduled meeting on July 11, 2006 subject to the commencement of Mr. Yerington’s employment with the Company on July 24, 2006. The exercise price was equal to the closing stock price of the Company’s Common Stock on the NYSE on July 24, 2006 of $34.91 which was greater than the closing stock price of the Company’s Common Stock on the NYSE on July 11, 2006 of $31.66.

Employment Agreements

Some of the compensation reflected in the above tables reflect the terms of the employment agreements that the Company has entered into with each of the executive officers. The following summary identifies the material terms of these agreements.

The employment agreements for Messrs. Lister, Yerington, Heimbouch and Barnett provided each executive officer with an annual base salary in fiscal 2007 of $440,000, $350,000, $320,000, and $305,000, respectively. As Mr. Yerington commenced employment on July 24, 2006, he earned $269,231 with respect to fiscal 2007, a pro-rata portion of his annual base salary. Each executive officer is eligible to receive annual increases as the Company deems appropriate with consideration given to the published Consumer Price Index applicable to the New York/New Jersey greater metropolitan area. Base salaries for Messrs. Lister, Heimbouch and Barnett for fiscal 2008 were increased to $457,600, $334,400 and $318,725, respectively. In May 2007, Mr. Yerington was promoted to President of the Company. In connection with such promotion, Mr. Yerington’s base salary was increased to $400,000 for fiscal 2008. Mr. Lister’s employment agreement provides him with an annual target bonus opportunity, subject to attainment of Company performance goals, equal to no less than 150% of his base salary in the applicable year. The employment agreements for Messrs. Yerington, Heimbouch and Barnett provide each executive officer with an annual target bonus opportunity, subject to attainment of Company and individual performance goals, equal to no less than 75% of his base salary in the applicable year. The annual bonus targets may be adjusted from time to time. In fiscal 2007, the target payout levels as a percentage of base salary for Messrs. Lister, Yerington, Heimbouch and Barnett were 150%, 75%, 75% and 75%, respectively. For fiscal 2008, the target payout level for Mr. Yerington was increased to 120% in connection with his promotion to President and the target payout levels for Messrs. Heimbouch and Barnett were increased to 80%. Each executive officer’s employment agreement also requires that he must be provided with an annual bonus opportunity of not less than 200% of target bonus. Pursuant to their employment agreements, Messrs. Lister, Yerington, Heimbouch and Barnett are each eligible to receive annual or periodic grants of long-term incentive awards, subject to the sole and complete discretion of the Board of Directors or the Compensation Committee. Each executive officer is also entitled to participate in all other compensation and employee benefit plans or programs offered generally to employees of the Company and each will receive all perquisites offered to executive officers of the Company.

Each employment agreement contains important restrictive covenants intended to protect the Company’s confidential information, prevent the executive officer from making disparaging remarks about the Company and limit each executive officer’s ability to compete against the Company or solicit the Company’s employees. Pursuant to the employment agreements, each executive officer is obligated to maintain the confidentiality of information learned during the course of his employment during the period of his employment and thereafter. Additionally, during the executive officer’s period of employment and for a limited time thereafter, the executive officer is prohibited from competing with the Company, making disparaging remarks about the Company and from soliciting any of the Company’s employees. The post termination period for these restrictive covenants is two years following the executive officer’s termination of employment due to a without cause termination or resignation due to a constructive discharge and one year following the executive officer’s termination in all other cases. The Company has the right to seek injunctive relief to enforce these restrictive covenants.

Outstanding Equity Awards at 2007 Fiscal Year End

The table below summarizes the outstanding option awards held by each executive officer as of April 30, 2007.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable		Unexercisable
Michael D. Lister	104,584	(1)	—		12.87	09/27/09
	55,778	(1)	—		15.85	01/13/10
	34,861	(1)	—		14.54	07/17/11
	18,594	(1)	—		9.22	10/18/11
	133,867	(1)	—		13.66	01/22/12
	83,194	(2)	83,195	(2)	17.00	06/25/14
	51,824	(3)	155,473	(3)	20.45	05/26/15
	46,651	(4)	139,955	(4)	24.85	07/13/15
	—		131,234	(5)	32.59	05/25/16
Michael C. Yerington	—		40,225	(6)	34.91	07/24/16
Mark L. Heimbouch	41,597	(2)	41,598	(2)	17.00	06/25/14
	16,583	(3)	49,752	(3)	20.45	05/26/15
	—		43,745	(5)	32.59	05/25/16
Steven L. Barnett	22,878	(2)	22,879	(2)	17.00	06/25/14
	19,693	(3)	59,080	(3)	20.45	05/26/15
	—		43,745	(5)	32.59	05/25/16

(1)	On June 25, 2004, Cendant divested 100% of its ownership interest in the Company through an initial public offering (“IPO”). Prior to the Company’s IPO, Mr. Lister had been granted stock options under Cendant’s stock-based compensation plans. On June 25, 2004, in connection with the Company’s IPO, the Company issued these fully vested options to Mr. Lister and Mr. Lister’s Cendant stock options were canceled.
(2)	These options were granted on June 25, 2004. The options vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continued employment on the vesting date.
(3)	These options were granted on May 26, 2005. The options vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continued employment on the vesting date.
(4)	These options were granted on July 13, 2005. The options vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continued employment on the vesting date.
(5)	These options were granted on May 25, 2006. The options vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continued employment on the vesting date.
(6)	These options were granted on July 24, 2006. The options vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continued employment on the vesting date.

Nonqualified Deferred Compensation in Fiscal 2007

The table below sets forth information with respect to the Company’s Nonqualified Deferred Compensation Plan for each of the executive officers in fiscal 2007.

Name	Executive Contributions in Last FY ($) (1)	Jackson Hewitt Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
Michael D. Lister	288,000	115,200	75,162	—	717,971
Michael C. Yerington	—	—	—	—	—
Mark L. Heimbouch	55,258	44,207	22,201	—	156,572
Steven L. Barnett	41,920	41,920	3,207	28,410	87,047

(1)	The amounts represent annual performance bonuses the executive officer earned for fiscal 2006 but elected to defer. The annual performance bonuses earned in fiscal 2006 were included in last year’s Summary Compensation Table in the “Bonus” column. Because annual performance bonuses earned for fiscal 2007 are not paid until June 2007, they are not credited to participant’s accounts under the Company’s Nonqualified Deferred Compensation Plan before that time and are not included in the above table. The annual performance bonuses earned in fiscal 2007 are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table in this year’s proxy statement. The amount of their annual performance bonus for fiscal 2007 that each executive officer elected to defer was as follows: Mr. Lister, $66,000; Mr. Yerington, $105,000; Mr. Heimbouch, $14,400; and Mr. Barnett, $9,150.
(2)	These amounts are also included in last year’s Summary Compensation Table in the “All Other Compensation” column.
(3)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above market.
(4)	Of the total amounts shown in this column, the following amounts represent the portion of each executive officer’s annual performance bonuses that the executive officer previously elected to defer: for Mr. Lister, $453,000; for Mr. Heimbouch, $70,657; and for Mr. Barnett, $55,779. These amounts have been included in the “Bonus” column in the Summary Compensation Table in prior years’ proxy statements. The total amounts shown in this column also include the following matching contributions by the Company to the Company’s Nonqualified Deferred Compensation Plan: for Mr. Lister, $164,700; for Mr. Heimbouch, $59,605; and for Mr. Barnett, $55,779. These amounts have been included in the “All Other Compensation” column in the Summary Compensation Table in prior years’ proxy statements.

The Company’s Nonqualified Deferred Compensation Plan is a nonqualified, unfunded, deferred compensation plan under Section 409A of the Code. Only a select group of management, including the executive officers, is eligible for this plan. Pursuant to the Nonqualified Deferred Compensation Plan, executive officers can defer up to 100% of their annual performance bonus, and the Company matches 100% of the first 8% of such executive officer’s contribution. Participants can select one or more funds and can allocate their accounts in whole percentages. Participants may change their funds on a daily basis. The Company establishes individual, notional accounts for each employee who makes contributions to the Nonqualified Deferred Compensation Plan. A participant’s account is credited at least monthly based upon the change in the unit value attributable to the investment options selected by the Participant, less expenses. Participants are fully vested in the funds credited to their accounts at all times.

Upon enrollment in the Nonqualified Deferred Compensation Plan, the participant may elect when distributions are to begin and the form of distributions. The participant may elect to begin receiving distributions on July 1 of any calendar year that is twelve (12) months after the effective date of the participant’s participation in the Nonqualified Deferred Compensation Plan. The participant may also elect whether in the event of disability to receive payment at the elected fixed date or on the first day of the month following the date that is sixty (60) days following the date of the participant’s disability. Participants may elect to receive payment of distributions in either a lump sum or in annual installments over a period of two (2) to twenty (20) years. If the participant does not elect a time for distributions to begin or fails to make an election regarding the form of distributions, the Company will pay any distributions in a single lump sum on July 1 of the calendar year following the calendar year in which the individual’s separation of service (as defined in the Nonqualified Deferred Compensation Plan) occurs. A participant may change the date when distributions are to begin and the form of distributions provided that the change will not take effect until twelve (12) months from the date such change. The change must be submitted at least twelve (12) months prior to the date the payment or the first amount was scheduled to be paid and, except with respect to payments made due to disability, death or unforeseeable emergency (as defined in the Nonqualified Deferred Compensation Plan), the change must result in the redeferral of any payments to which the election relates for a period of at least five (5) years from the date such payment or the first amount would otherwise have been paid.

Despite any election that the participant may make, the Company will pay any distributions to the participant in a single lump sum on the earliest to occur of (i) the participant’s death (to be paid on the first day of the month that is sixty (60) days following such date of death), (ii) upon the participant’s separation of service for reasons other than retirement or disability (to be paid on the July 1 of the calendar year following the calendar year in which the participant’s employment with the Company terminates) or (iii) upon a change-in-control (to be paid on the first day of the month that is sixty (60) days following the date of the change-in-control). If a participant is a specified employee (as defined in the Nonqualified Deferred Compensation Plan), distributions will commence on the first day of the seventh calendar month following the participant’s separation from service. If a participant has an unforeseeable emergency, the Compensation Committee may, in its sole discretion, permit a lump sum distribution to the participant of all or a portion of the participant’s vested interest.

Potential Payments Upon Termination or Change in Control

Pursuant to each executive officer’s employment agreement, the Company is obligated to make certain severance payments in the event that the executive officer’s employment with the Company is terminated. The compensation payable to each executive officer upon such termination is summarized below. The amounts shown assume that the executive officer’s termination of employment was effective as of April 30, 2007. The dollar value of accelerated unvested equity awards are based on a price per share of Common Stock of $27.58, the closing market price of the Common Stock as of April 30, 2007. The amounts shown below are only estimates of the amounts which would be paid out to the executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from the Company. The amounts do not include payments and benefits generally provided to salaried employees of the Company, including accrued salary and vested benefits under Company plans.

Disability or Death. In the event of the termination of an executive officer’s employment due to disability or upon his death, the Company will pay the individual or his estate in a single payment a pro rata portion of the executive officer’s incentive compensation award in respect of the fiscal year in which the event occurred (paid at target level). In the case of an executive officer’s death, the incentive compensation award will not be prorated if the executive officer’s death occurs in the last four months of the fiscal year. Upon the termination of an executive officer’s employment due to disability or an executive officer’s death, all of the executive officer’s outstanding and unvested stock options and any other equity awards or other incentive or compensation that is subject to vesting becomes immediately and fully vested and exercisable and all vested options remain exercisable for 24 months following such event. Mr. Yerington is not eligible for acceleration of unvested equity awards until August 8, 2007, the first anniversary date of his employment agreement.

In the event of the termination of their employment due to disability or death effective April 30, 2007, Messrs. Lister, Heimbouch and Barnett would have been entitled to accelerated unvested equity awards valued at $2,370,803, $794,839 and $663,300, respectively.

Without Cause Termination and Resignation Due to Constructive Discharge. In the event that the Company terminates the executive officer’s employment without cause (as defined in the executive officer’s employment agreement) or the executive officer resigns his employment due to a constructive discharge (as defined in the executive officer’s employment agreement), the Company will pay the executive officer in a single payment a cash severance benefit of 200% (299% if such event occurs within one year following a change-in-control) of the sum of the executive officer’s then current base salary plus target annual bonus and an amount equal to the incentive compensation award at target level for the year in which the termination occurs. Additionally, all of the executive officer’s outstanding and unvested stock options and any other equity awards or other incentive or compensation that is subject to vesting becomes immediately and fully vested and exercisable and all outstanding options remain exercisable until the later of (i) December 31st of the year in which they would otherwise have expired or (ii) the 15th day of the 3rd month following the month in which they would have expired. Options granted after the date of execution of the executive officer’s employment agreement remain exercisable until the later of the foregoing and the second anniversary of the date of termination (subject to the original expiration date of the option). Mr. Yerington is not eligible for acceleration of unvested equity awards until August 8, 2007, the first anniversary date of his employment agreement.

Upon the occurrence of a without cause termination or constructive discharge, each executive officer is also entitled to continued coverage under all health and welfare plans for the executive officer and members of his immediate family, including medical and dental benefits, for up to 24 months with the executive officer’s cost being no greater than the cost applicable to the executive officer had the executive officer been an active full time employee of the Company at such time. Each employment agreement also provides that if employment is terminated by the Company other than for cause or if the executive officer resigns under a constructive discharge, and if any payments or benefits that such executive officer receives with respect to his equity-based awards will be subject to the excise tax imposed on “excess parachute payments” under Section 4999 of the Code, the Company is obligated to pay to such executive officer an additional “gross-up” payment such that such executive officer will be made whole with respect to those payments or benefits under such executive officer’s equity-based awards. The severance payments described above are subject to the executive officer executing a release of claims in the Company’s favor.

In the event of a without cause termination or resignation due to a constructive discharge effective April 30, 2007, Mr. Lister is entitled to a cash severance benefit of $2,860,000 ($3,949,000 if the without cause termination or constructive discharge occurs within one year following a change-in-control of the Company), accelerated unvested equity awards valued at $2,370,803 and medical and dental benefits valued at $33,737.

In the event of a without cause termination or resignation due to a constructive discharge effective April 30, 2007, Mr. Yerington is entitled to a cash severance benefit of $1,487,500 ($2,093,875 if the without cause termination or constructive discharge occurs within one year following a change-in-control of the Company) and medical and dental benefits valued at $22,156.

In the event of a without cause termination or resignation due to a constructive discharge effective April 30, 2007, Mr. Heimbouch is entitled to a cash severance benefit of $1,360,000 ($1,914,400 if the without cause termination or constructive discharge occurs within one year following a change-in-control of the Company), accelerated unvested equity awards valued at $794,839 and medical and dental benefits valued at $33,291.

In the event of a without cause termination or resignation due to a constructive discharge effective April 30, 2007, Mr. Barnett is entitled to a cash severance benefit of $1,296,250 ($1,824,663 if the without cause termination or constructive discharge occurs within one year following a change-in-control of the Company), accelerated unvested equity awards valued at $663,300 and medical and dental benefits valued at $33,737.

Termination for Cause and Resignation Other Than Due to Constructive Discharge. If the Company terminates an executive officer’s employment for cause (as defined in the executive officer’s employment agreement) or the executive officer resigns other than due to a constructive discharge, the executive officer has the right to exercise all outstanding vested stock options within twelve (12) months following such termination.

DIRECTOR COMPENSATION

The table below summarizes the compensation earned by the Company’s non-employee directors during fiscal 2007. Each of the Directors below served for the entire fiscal year. Members of the Company’s Board of Directors who are also officers or employees of the Company do not receive compensation for serving as a director (other than reimbursement of travel-related expenses for meetings held outside of our corporate headquarters).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($) (3)	Total ($)
Ulysses L. Bridgeman, Jr.(4)	37,500	37,500	2,999	77,999
Rodman L. Drake(4)	—	75,000	4,546	79,546
Margaret Milner Richardson(5)	38,600	57,900	3,859	100,359
Louis P. Salvatore(6)	—	75,000	4,546	79,546
James C. Spira(7)	41,250	41,250	3,167	85,667

(1)	Messrs. Bridgeman and Spira receive 50% of their retainer and fees in cash and 50% in RSUs. Messrs. Drake and Salvatore elected to receive all of their retainer and fees in RSUs. Ms. Richardson elected to receive 40% of her retainer and fees in cash and 60% in RSUs.
(2)	The amounts represent the dollar amount recognized for financial statement reporting purposes in fiscal 2007 and for Messrs. Bridgeman and Spira equal 50% of their retainer and fees, for Messrs. Drake and Salvatore equal all of their retainer and fees and for Ms. Richardson equals 40% of her retainer and fees. The number of RSUs credited to each Director’s account in fiscal 2007 was calculated by dividing the amount deferred by the NYSE closing price of the Company’s Common Stock as of each deferral date in fiscal 2007 ($34.13 on July 31, 2006, $34.60 on October 31, 2006, $36.70 on February 1, 2008 and $27.58 on April 30, 2007). Each such RSU award was fully vested at the time of grant; accordingly, such figure also represents the grant date fair value of the award, computed in accordance with SFAS No. 123R. The aggregate number of RSUs outstanding for each Non-Employee Director as of April 30, 2007 was as follows: Mr. Bridgeman, 7,045; Mr. Drake, 11,038; Ms. Richardson, 9,255; Mr. Salvatore, 11,038; and Mr. Spira, 7,473.
(3)	Amounts reflect the dollar value of dividend equivalents credited on RSUs in fiscal 2007.
(4)	Member of Compensation Committee and Corporate Governance Committee.
(5)	Chair of Corporate Governance Committee, Member of Audit Committee, and Presiding Director.
(6)	Chair of Audit Committee.
(7)	Chair of Compensation Committee and Member of Audit Committee.

The Company uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board of Directors. The Company’s compensation package for non-employee directors in fiscal 2007 consisted of:

•	an annual retainer of $60,000;

•	annual fees of $15,000, $10,000 and $9,000 to the chairs of the Audit, Compensation and Corporate Governance Committees, respectively;

•	annual fees of $12,500, $8,000 and $7,000 to the members of the Audit, Compensation and Corporate Governance Committees, respectively;

•	a $15,000 stipend to the Presiding Director; and

•	reimbursement for expenses incurred in the performance of their duties as directors.

In March 2007, the Corporate Governance Committee approved eliminating the payment of annual fees to Directors for their service on a committee in a non-chairperson capacity, increasing the annual retainer from $60,000 to $85,000, and increasing the annual fee payable to the chair of the Audit Committee from $15,000 to $20,000.

All new directors are given a $50,000 new director equity grant. No new director equity grants were awarded in fiscal 2007.

The annual retainer, all committee membership stipends and the Presiding Director stipend are paid to the Company’s non-employee directors in installments on a quarterly basis and are paid 50% in cash and, pursuant to the Equity and Incentive Plan, 50% in the form of RSUs. The number of RSUs so granted is determined by dividing the value of the compensation to be paid in the form of RSUs by the fair market value per share of Common Stock as of the date of grant. Each RSU is immediately vested and non-forfeitable and entitles the holder to receive one share of Common Stock 60 days immediately following the date upon which such director’s service as a member of the Board of Directors terminates for any reason.

Pursuant to the Company’s Non-Employee Directors Deferred Compensation Plan, each non-employee director may elect to defer up to 100% of such director’s annual retainer, as well as such other fees, stipends and payments determined by the Company to be eligible for deferral that are, in each case, otherwise payable in cash. To participate in the Non-Employee Directors Deferred Compensation Plan, the director must complete a deferral election form. Once a director has elected to defer any portion of the director’s fees, the election may not be revoked and continues in force for the remainder of the director’s service as a member of the Board of Directors. At least 30 days prior to the beginning of a fiscal year, a director may, however, revoke or revise his or her deferral election. The Company establishes a separate deferred compensation account on its books in the name of each director who has elected to participate in the Non-Employee Directors Deferred Compensation Plan. A number of RSUs or, in the Compensation Committee’s discretion, cash is credited to each director’s account as of each date on which amounts deferred under the Non-Employee Directors Deferred Compensation Plan would otherwise have been paid to such director. Historically, the Compensation Committee has deferred amounts in RSUs rather than cash. The number of RSUs credited to a director’s account is calculated by dividing the amount deferred by the NYSE closing price of the Company’s Common Stock as of each deferral date. The RSUs credited to the director’s account are immediately vested and non-forfeitable. Additional RSUs are credited to a director’s account as of each date on which cash dividends and/or special dividends and distributions are paid with respect to Common Stock, provided that at least one RSU is credited to such director’s account as of the record date for such dividend distribution. Each director receives a one-time distribution of Common Stock with respect to all RSUs then credited to such director’s account within 60 days immediately following the date upon which such director’s service as a member of the Board of Directors terminates for any reason.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee reviews and oversees these processes, including oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s independent auditors’ qualifications and independence, (iii) the performance of the Company’s independent auditors and the Company’s internal audit function and (iv) the Company’s compliance with legal and regulatory requirements.

In this context, the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required from the independent auditors by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2007 for filing with the SEC. The Audit Committee and the Board also have recommended, subject to stockholder ratification, the selection of the Company’s independent auditors for the fiscal year ending April 30, 2008.

AUDIT COMMITTEE

Louis P. Salvatore, Chairman

Margaret Milner Richardson

James C. Spira

PROPOSALS TO BE VOTED ON AT MEETING

ELECTION OF DIRECTORS

PROPOSAL NO. 1

The Board of Directors has nominated Louis P. Salvatore to be elected at the Meeting to serve as a Class II director for a two-year term ending at the 2009 Annual Meeting of Stockholders and until his successor is duly elected and qualified and Michael D. Lister and Margaret Milner Richardson to be elected at the Meeting to serve as Class III directors for a three-year term ending at the 2010 Annual Meeting of Stockholders and until their successors are duly elected and qualified. All nominees are currently Directors of the Company. The terms of Messrs. Bridgeman and Drake expire at the Company’s Annual Meeting of Stockholders to be held in 2008. The term of Mr. Spira expires at the Company’s Annual Meeting of Stockholders to be held in 2009. For certain information regarding each nominee and continuing Directors, see “Board of Directors—Biographical Information for the Nominees and Continuing Directors” on page 4.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with the Company’s Amended and Restated Certificate of Incorporation and By-Laws.

Directors shall be elected by the affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of directors. Pursuant to applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions and broker non-votes, if any, will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS DIRECTOR. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

RATIFICATION OF APPOINTMENT OF AUDITORS

PROPOSAL NO. 2

Deloitte & Touche LLP has been appointed by the Board of Directors as the auditors for the Company’s consolidated financial statements for the fiscal year ending April 30, 2008. A representative of Deloitte & Touche LLP is expected to be present at the Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders.

Principal Accounting Firm Fees. Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for the fiscal years ended April 30, 2007 and April 30, 2006 consisted of:

Audit Fees. The aggregate audit fees billed to the Company for fiscal 2007 totaled $692,000 for the following services (excluding related out-of-pocket expenses): professional services rendered in connection with the audit of the Company’s consolidated financial statements for the fiscal year ended April 30, 2007, the review of the Company’s consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal 2007, the fiscal 2007 audit of effectiveness of internal control over financial reporting with the objective of obtaining reasonable assurance as to whether effective internal control over financial reporting was maintained in all material respects and the attestation of management’s report on the effectiveness of internal control over financial reporting.

The aggregate audit fees billed to the Company for fiscal 2006 totaled $772,600 for the following services (excluding related out-of-pocket expenses): professional services rendered in connection with the audit of the Company’s consolidated financial statements for the fiscal year ended April 30, 2006, the review of the Company’s consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal 2006, the fiscal 2006 audit of effectiveness of internal control over financial reporting with the objective of obtaining reasonable assurance as to whether effective internal control over financial reporting was maintained in all material respects and the attestation of management’s report on the effectiveness of internal control over financial reporting.

Audit-Related Fees. The aggregate audit-related fees billed to the Company for fiscal 2007 totaled $87,120 and consisted of assurance and related services related to employee benefit plan audits.

There were no audit-related fees billed to the Company by Deloitte for fiscal 2006.

Tax Fees and All Other Fees. There were no other fees billed to the Company by Deloitte for products and services provided by Deloitte other than as set forth above for fiscal 2007 or fiscal 2006.

The Company’s Audit Committee is responsible for appointing the Company’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below.

All services performed by the independent auditor in fiscal 2007 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its September 19, 2006 meeting. This policy describes the permitted audit, audit-related, tax and other services that the independent auditor may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services anticipated to be performed by the independent auditor in the ensuing fiscal year be presented to the Audit Committee for approval.

Any additional requests for audit, audit-related, tax and other services must be approved by the Audit Committee to the extent any single related service exceeds $50,000. The authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full Audit Committee at the next regularly scheduled meeting for any interim approvals granted.

As needed, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original service list and the forecast of remaining services and fees for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by Deloitte during fiscal 2007 under such provision.

Although stockholder action on this matter is not required, the appointment of Deloitte is being recommended to the stockholders for ratification. If the stockholders fail to ratify the appointment of Deloitte, the Audit Committee will reconsider whether or not to retain that firm.

Pursuant to applicable Delaware law, the ratification of the appointment of auditors of the Company requires the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting. Abstentions will be counted and will have the same effect as a vote against this proposal, and broker non-votes, if any, will have no effect on the vote for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Such stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2008 Annual Meeting of Stockholders if they are received by the Company on or before April 6, 2008. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company not later than the last date for submission of stockholder proposals under the Company’s by-laws. In order for a proposal to be “timely” under the Company’s by-laws, it must be received not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, in the event that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, a proposal by the stockholders to be timely must be received not later than the close of business on the tenth (10th) day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. Any proposal should be directed to the attention of the Corporate Secretary, Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054.

ADDITIONAL INFORMATION

Stockholders with Multiple Accounts. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or from us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations, or by calling Investor Relations at (973) 630-0821.

Solicitation of Proxies. The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone, fax, Internet or email by Directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock.

Electronic Access to Proxy Statement and Annual Report. This Proxy Statement and our 2007 Annual Report may be viewed online at the “Investor Relations” and “Investor Relations—SEC Filings” sections, respectively, of the Company’s website at www.jacksonhewitt.com.

By Order of the Board of Directors

STEVEN L. BARNETT

Corporate Secretary

Dated: August 3, 2007

ADMISSION TICKET

JACKSON HEWITT TAX SERVICE INC.

2007 Annual Meeting of Stockholders

Thursday, September 20, 2007

10:00 a.m., local time

The Hanover Marriott

1401 Route 10 East

Whippany, NJ 07981

NON-TRANSFERABLE	NON-TRANSFERABLE

JACKSON HEWITT TAX SERVICE INC.

Proxy Solicited by the Board of Directors for the Annual Meeting

of Stockholders to be held on September 20, 2007

The undersigned stockholder of Jackson Hewitt Tax Service Inc. (“Jackson Hewitt”) hereby appoints Michael D. Lister, Mark L. Heimbouch and Steven L. Barnett, and each of them individually, with full power of substitution, attorneys and proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the shares of common stock of Jackson Hewitt which the undersigned may be entitled, in any capacity, to vote at the Annual Meeting of Stockholders to be held at The Hanover Marriott located at 1401 Route 10 East, Whippany, NJ 07981 on Thursday, September 20, 2007, at 10:00 a.m., local time, and at any adjournments or postponements of such meeting, for the following purposes, and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with, and as described in, the Notice and accompanying Proxy Statement. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders dated August 3, 2007, and the accompanying Proxy Statement.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS FOR THE NAMED NOMINEES AND FOR PROPOSAL 2.

(Continued and to be marked, dated and signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

JACKSON HEWITT TAX SERVICE INC.

September 20, 2007

Please mark, date, sign and

mail your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

20303000000000001000 1	092007

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS OF JACKSON HEWITT RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS A DIRECTOR.		THE BOARD OF DIRECTORS OF JACKSON HEWITT RECOMMENDS A VOTE FOR PROPOSAL 2.
			FOR	AGAINST	ABSTAIN
1. Election of Directors:		2. To ratify the appointment of Deloitte & Touche LLP as Company’s auditors for the fiscal year ending April 30, 2008.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES	O Louis P. Salvatore Class II O Michael D. Lister Class III
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O Margaret Milner Richardson Class III

Whether or not you plan to attend the Annual Meeting of Stockholders (the “Meeting”), you can ensure your shares are represented at the Meeting by promptly completing, dating, signing and returning your proxy to American Stock Transfer and Trust Company in the enclosed postage-paid envelope. We urge you to return your proxy as soon as possible. Thank you for your attention to this important matter.

☐ FOR ALL EXCEPT (See instructions below)

You can view the Annual Report and Proxy Statement on the internet at www.jacksonhewitt.com
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.